EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 33-82676, 33-82194, 33-95248, 333-65063, 333-36206, 333-102992, 333-108568, and 333-111954) on Forms S-8 and Form S-3 of FLIR Systems, Inc. of our reports dated February 25, 2005, with respect to the consolidated balance sheets of FLIR Systems, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2004, and the related consolidated financial statement schedule, management’s report on internal control over financial reporting as of December 31, 2004 and the effectiveness of internal controls over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of FLIR Systems, Inc.

As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements for 2003 have been retroactively revised to include the effect on earnings per share required by the Emerging Issue Task Force’s Statement No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”, which was adopted by the Company in the fourth quarter of 2004.

/s/ KPMG LLP

Portland, Oregon

February 25, 2005